EXHIBIT 10.2

April 10, 2023

To: HEXO Corp.

Ladies and Gentlemen:

RE: Temporary Waiver and Amendment of Certain Covenants under the Amended and Restated Senior Secured Convertible Note due 2026

Reference is made to (i) that certain Amended and Restated Senior Secured Convertible Note due 2026 (the “HEXO Note”), dated as of July 12, 2022, issued by HEXO Corp. (“HEXO”) and held by Tilray Brands, Inc. (“Tilray”) and (ii) that certain Advisory Services Agreement (the “Services Agreement”), dated as of July 12, 2022, by and between Aphria Inc., a wholly-owned Subsidiary of Tilray, and HEXO. Any term used herein but not defined shall have the meaning ascribed to it in the HEXO Note.

WHEREAS, concurrently with the entry into this agreement, HEXO and Tilray have entered into an arrangement agreement regarding Tilray’s proposed acquisition of all of the issued and outstanding shares of HEXO by way of a court approved arrangement (the “Arrangement Agreement”);

AND WHEREAS, HEXO has requested the waiver or amendment of the application of certain covenants set out in the HEXO Note, as outlined in this letter agreement (together, the “Waived Covenants”);

AND WHEREAS Tilray is prepared to agree to the waiver of the application of the Waived Covenants in accordance with, and subject to, the provisions of this letter agreement;

NOW THEREFORE:

1.	HEXO Note Covenants; Temporary Waiver.
a.

Commencing on the date hereof and until the close of business on either the earlier of (i) Effective Date (as defined in the Arrangement Agreement) or, if the Effective Date does not occur by the Outside Date, either (ii) (A) the date upon which the Arrangement Agreement is terminated in accordance with its terms or (B) if the Arrangement Agreement is terminated pursuant to Sections 7.2(b)(i) (Failure to Obtain Shareholder Approval); 7.2(d)(i)(B) (HEXO’s Failure to Perform Covenants) on the sole basis that HEXO has failed to comply with the Minimum Liquidity Covenant resulting in a breach of Section 4.1(4)(aa); 7.2(c)(i) (Conditions related to Tilray’s Representations, Warranties or Covenants not satisfied); or 7.2(c)(iii) (Tilray Material Adverse Effect), then the date that is 60 days following the date of such termination, (the “Waiver Period”), and subject to payment by HEXO of the amounts set out in Section 2 of this letter agreement on the dates provided therein (other than amounts payable after the date hereof related to an Interim Period Financing), and payment by HEXO of all of the fees when due and payable pursuant to the Services Agreement (except where such fees are included in the amounts required to be paid, and have effectively been paid, pursuant to Section 2 and Schedule A hereof), Tilray agrees to and does hereby:

i.

waive the obligation of HEXO to perform and comply with the covenants set forth in Section 9(G) (Prepayment of Notes) of the HEXO Note in respect of payments contemplated herein or as permitted by the Arrangement Agreement, or in connection with any Change of Control (as defined in the HEXO Note) transaction permitted pursuant to Section 1(b)(i) of this letter agreement;

ii.	waive the obligation of HEXO to perform and comply with the covenants set forth in Section 9(N) (Adjusted EBITDA) of the HEXO Note;

iii.	amend the covenant set forth in Section 9(M) (Minimum Liquidity) of the HEXO Note such that references to “$20,000,000” therein shall be replaced with references to “$4,000,000”; and

iv.

acknowledge and accept that, for the purposes hereof and of the Arrangement Agreement, the calculation of the amount of Unrestricted Cash maintained by HEXO shall not take into account any reduction as a result of the payment contemplated in Section 2c.iii.(B) for the duration of the Waiver Period.

b.

Notwithstanding anything to the contrary in the HEXO Note, commencing on the date hereof and until the earlier of (i) the consummation of the transactions contemplated under the Arrangement Agreement and (ii) the valid termination of the Arrangement Agreement in accordance with its terms, if HEXO fails to maintain the minimum Unrestricted Cash in the amount set forth in Section 1.a.iii hereof, HEXO shall be entitled to cure such failure and shall not be in default of the Minimum Liquidity Covenant if it ensures, within 30 days thereafter, that the amount of its Unrestricted Cash is equal to or greater than $4 million, provided that in no event shall such cure period extend beyond the 7th day following the scheduled date of the Meeting (as defined in the Arrangement Agreement), and provided further that HEXO shall be entitled to cure such default only one time during the term of the HEXO Note;

c.

Commencing on the date hereof, and subject to payment by HEXO of the amounts set out in Section 2 of this letter agreement on the dates provided therein (other than amounts payable after the date hereof related to an Interim Period Financing), and payment by HEXO of all of the fees when due and payable pursuant to the Services Agreement (except where such fees are included in the amounts required to be paid, and have effectively been paid, pursuant to Section 2 and Schedule A hereof), Tilray agrees to:

i.

waive the obligation of HEXO to perform and comply with the covenants set forth in Section 9(E) (Change of Control) of the HEXO Note, as it applies to any Change of Control (as defined in the HEXO Note) resulting from (x) an acquisition of HEXO by Tilray pursuant to the Arrangement Agreement, or (y) a Superior Proposal (as defined in the Arrangement Agreement) that has been consummated in compliance with the terms set forth in the Arrangement Agreement, including, for greater certainty, HEXO making the payment of the Company Termination Fee to Tilray as may be required in accordance with the terms of the Arrangement Agreement; and

ii.

waive the obligation of HEXO to perform and comply with the covenants set forth in Section 9(K) (Asset Dispositions) in respect of the transfer of the Real Property Assets (as defined herein) owned by HEXO (or any subsidiary thereof) to Tilray (or any subsidiary thereof) on the date hereof, as contemplated in Section 2 of this letter agreement.

d.

For greater certainty, this letter agreement applies only to Waived Covenants for the time periods set forth herein, and nothing contained in this letter agreement shall constitute or be construed as a waiver of any other obligation of HEXO under the HEXO Note. HEXO covenants and agrees that it will not take any action that will intentionally breach any of the Waived Covenants set out in Section 1.a.ii and Section 1.a.iii of this letter agreement during the Waiver Period, and the waiver set out herein shall not apply and shall cease to have any force ab initio should HEXO intentionally or wilfully breach any of the Waived Covenants in Section 1.a.ii or Section 1.a.iii of this letter agreement.

2.	Payment of Waiver Payment.
a.

HEXO shall pay to Tilray an aggregate amount equal to $18,453,417, which amount represents the acceleration and payment for obligations of HEXO currently outstanding and as consideration for Tilray agreeing to the waiver of the Waived Covenants as set out in Schedule A attached hereto (the “Required Payment”). Upon making the Required Payment, the obligations set out in Schedule A shall be deemed paid by HEXO and no longer owing.

b.

In addition, should HEXO complete an Interim Period Financing (as defined in the Arrangement Agreement), 50% of the amount of the gross proceeds (“50% Amount”) from such Interim Period Financing shall be immediately remitted to Tilray upon closing of such Interim Period Financing and applied: (i) to pay the remaining unpaid balance of the Required Payment in accordance with Section 2.c.iii; (ii) to the extent such 50% Amount is equal to or greater than $4,484,834, as an Additional Payment (as defined below); and (iii) once the maximum applicable Additional Payment has been made, if so made pursuant to Section 2.d, the outstanding 50% Amount shall be applied: (A) to any remaining unpaid balance of the Required Payment in respect of the waiver provided by Tilray of the Waived Covenants set out herein, or (B) if the Required Payment has been paid in full, against the then outstanding amount of the HEXO Note. Any failure by HEXO to immediately remit the proceeds payable to Tilray in respect of each Interim Period Financing shall, unless Tilray otherwise consents in writing, result in the termination of this letter agreement and the cessation and termination of all waivers and amendments provided herein.

c.	The Required Payment amount shall be paid in the following amounts and on the applicable dates as follows:
i.	$9,211,000 by wire transfer of immediately available funds to the account designated by Tilray in writing on or prior to the date hereof; and

ii.

$7,000,000 through (A) the transfer of the real estate properties on or within the properties owned by HEXO (or any of its applicable subsidiaries) located in Fort Collins, Colorado (the “Fort Collins Property”) to Tilray (or to such other entity designated by Tilray in writing on or prior to the date hereof) on the date hereof; and (B) the payment by HEXO (or any of its applicable subsidiaries) to Tilray of an amount of $1,000,000 from the sale of the real estate property at 67 Sinclair Blvd in Brantford, Ontario (the “Brantford Property”), provided such sale is consummated with any third party on or before April 30, 2023 or, if such sale is not consummated with any third party on or before April 30, 2023, the transfer of the Brantford Property to Tilray (or to such other entity designated by Tilray in writing on or prior to the date hereof) on May 1, 2023.

iii.

The remaining balance of $2,242,417 shall be paid on the earlier to occur of (A) the date on which HEXO receives proceeds from any Interim Period Financing, and (B) no later than the date that is one Business Day prior to the closing of the transactions under the Arrangement Agreement.

d.

In addition to the Required Payment, HEXO shall pay to Tilray, in consideration for the termination of the Services Agreement (the “Additional Payment”), the proceeds resulting from HEXO generating Unrestricted Cash during the Waiver Period from (A) the sale of one or more assets (excluding the Brantford Property), or (B) the 50% Amount resulting from any Interim Period Financing; provided that: (i) HEXO would have Unrestricted Cash in excess of $10 million after given effect to any such Additional Payment arising from a cash proceeds event; and (ii) the payment of the Additional Payment would not cause HEXO to be in breach of the “Minimum Liquidity” covenants set forth in Section 9(M) of the HEXO Note. Notwithstanding the foregoing, the amount of the aggregate Additional Payment shall be capped at $10,000,000.

3.	Sale of Fort Collins Property or Brantford Property

If, prior to the earlier of (x) the consummation of the transactions contemplated under the Arrangement Agreement and (y) the valid termination of the Arrangement Agreement in accordance with its terms, Tilray (or the relevant transferee pursuant to the transfers contemplated in Sections 2.c.ii(A) and 2.c.ii(B)) (A) completes the sale or transfer of the Fort Collins Property to any person that is not an Affiliate of Tilray for net proceeds that are greater than $6,000,000 (the “Fort Collins Excess Amount”), or (B), in the event Tilray has acquired the Brantford Property pursuant to the terms of Section 2.c.ii(B) hereof, completes the sale or transfer of the Brantford Property to any person that is not an Affiliate of Tilray for net proceeds that are greater than $1,000,000 (the “Brantford Excess Amount”), the amount of the Fort Collins Excess Amount and/or the Brantford Excess Amount, as applicable, shall be treated as a reduction of the amounts then outstanding under the HEXO Note (with immediate effect as of the date that the applicable Fort Collins Excess Amount or the Brantford Excess Amount is received by Tilray or its applicable Affiliate).

4.	Outstanding Actions

HEXO shall use commercially reasonable efforts to settle the outstanding Actions (as defined in the Arrangement Agreement) listed in Schedule B hereto, provided that if any such settlement or agreement shall cause HEXO to make payments, in the aggregate, in excess of $100,000, HEXO shall be required to obtain the prior written consent of Tilray before entering into any agreement in respect of such settlement. Tilray will promptly provide feedback and information to the extent commercially reasonable to do so, in respect of any proposed settlement presented by HEXO.

5.	Miscellaneous

a.

Notices.  All notices, requests and other communications given in connection with this letter agreement shall be in writing and provided to the other parties hereto at the addresses indicated in the HEXO Note.

b.	Currency. Any reference in this letter agreement to “Dollars”, “dollars” or “$” shall be deemed to be a reference to lawful money of the United States of America.

c.

No Waiver or Amendment.  Except for the terms and provisions set forth in this letter agreement, nothing herein shall be construed as a waiver or amendment of any of the terms and conditions under the HEXO Note or the Services Agreement, all of which shall remain in full force and effect.

d.	Governing Law. This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

e.

Counterparts.  This letter agreement may be executed in counterparts, manually or electronically, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A copy transmitted via facsimile or e-mail as a portable document format (.pdf) of this letter agreement, bearing the signature of any party shall be deemed to be of the same legal force and effect as an original of this letter agreement bearing such signature(s) as originally written of such one or more parties.

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

TILRAY BRANDS, INC. By:____________________ Name:__________________ Title:___________________	HEXO CORP. By:____________________ Name:__________________ Title:___________________